EXHIBIT E

FORMS OF LETTERS FROM THE COMPANY TO SHAREHOLDERS IN CONNECTION

WITH ACCEPTANCE OF OFFERS OF TENDER

THE FOLLOWING LETTER IS BEING SENT TO SHAREHOLDERS IF THEY TENDERED 95% OR MORE OF THEIR SHARES OF THE COMPANY PURSUANT TO THEIR NOTICE OF INTENT TO TENDER.

[    ], 2020

Dear Shareholder:

SkyBridge G II Fund, LLC (the “Company”) has received your tender of 95% or more of your Shares of the Company pursuant to your Notice of Intent to Tender.

Because you have tendered 95% or more of your Shares in the Company, you have been issued a note (the “Note”) entitling you to receive a two-part payment in an aggregate amount equal to the unaudited net asset value of your Shares as of September 30, 2020 in accordance with the terms of the tender offer. The Note has been deposited with your authorized placement agent designated by you in your Notice of Intent to Tender. Cash payments in settlement of the note will be wire transferred in accordance with the following schedule: at least 95% of the amount due no later than October 30, 2020 (unless the valuation date of such Shares has changed, or the Company has requested a withdrawal of its capital from the investment funds in which it invests (and has not yet received at least 90% of the proceeds of such withdrawal)), and the remainder of the amount generally due by December 29, 2020. Note that, though cash payments on a Note will be wire transferred to a Shareholder’s authorized placement agent within the time periods referenced above, a placement agent may require up to an additional two business days to process payment and credit a Shareholder’s account accordingly.

The Note is subject to the conditions set out in the Offer to Purchase dated June 25, 2020. In accordance with the terms of the Offer to Purchase, a tendering shareholder may request a withdrawal at any time prior to the Valuation Date. If a sufficient percentage of tendered Shares are not withdrawn prior to the Valuation Date, your tendered Shares will be accepted for payment on a pro rata basis based on the aggregate number of tendered Shares, in accordance with the terms of the Offer to Purchase.

Should you have any questions (or wish to request a copy of your Note), please feel free to contact BNY Mellon Investment Servicing, the Company’s agent for this purpose, at (855) 631-5474. You may also direct questions to your financial consultant.

Sincerely,

SkyBridge G II Fund, LLC

THE FOLLOWING LETTER IS BEING SENT TO SHAREHOLDERS IF THEY TENDERED LESS THAN 95% OF THEIR SHARES OF THE COMPANY SPECIFIED IN THEIR NOTICE OF INTENT TO TENDER.

[    ], 2020

Dear Shareholder:

SkyBridge G II Fund, LLC (the “Company”) has received your tender of a portion of your Shares of the Company pursuant to your Notice of Intent to Tender.

Because you have tendered a portion of your investment in the Company, you have been issued a note (the “Note”). The Note entitles you to receive payment in an amount equal to the purchase price of your Shares accepted for purchase. In accordance with the terms of the tender offer, such purchase price is expected to be based on the unaudited net asset value of the Company as of September 30, 2020. The Note has been deposited with your authorized placement agent designated by you in your Notice of Intent to Tender. Any cash payment in settlement of the Note will be wire transferred no later than October 30, 2020, unless the valuation date has changed, or the Company has requested a withdrawal of its capital from the investment funds in which it invests (and has not yet received at least 90% of the proceeds of such withdrawal), and provided that your account retains the required minimum account balance, all in accordance with the terms of the tender offer. You remain a Shareholder of the Company with respect to the portion of your Shares that you did not tender. Note that, though cash payments on a Note will be wire transferred to a Shareholder’s authorized placement agent within the time periods referenced above, a placement agent may require up to an additional two business days to process payment and credit a Shareholder’s account accordingly.

The Note is subject to the conditions set out in the Offer to Purchase dated June 25, 2020. In accordance with the terms of the Offer to Purchase, a tendering shareholder may request a withdrawal at any time prior to the Valuation Date. If a sufficient percentage of tendered Shares are not withdrawn prior to the Valuation Date, your tendered Shares will be accepted for payment on a pro rata basis based on the aggregate number of tendered Shares, in accordance with the terms of the Offer to Purchase.

Should you have any questions (or wish to request a copy of your Note), please feel free to contact BNY Mellon Investment Servicing, the Company’s agent for this purpose, at (855) 631-5474. You may also direct questions to your financial consultant.

Sincerely,

SkyBridge G II Fund, LLC